Exhibit 99.1

Press Release

MEDIA CONTACT:	Ellie Polack
860.902.4906
Elinor.Polack@Cigna.com

Mark McClellan, M.D. Appointed to Cigna Board of Directors
BLOOMFIELD, Conn. – July 2, 2018 – Cigna Corporation (NYSE:CI) today announced that Mark McClellan, M.D., has been appointed to Cigna's Board of Directors.  Dr. McClellan’s appointment is effective December 1, 2018, unless Cigna’s acquisition of Express Scripts has closed prior to that date, in which case Dr. McClellan will join the board of directors of the combined company upon closing.
Dr. McClellan, a doctor and an economist, has focused his work on addressing a wide range of strategies and policy reforms to improve health care, including payment reforms to promote better outcomes and lower costs.  Dr. McClellan has served as the Director of the Robert J. Margolis, MD Center for Health Policy at Duke University since 2015. Prior to that, he was the Director of the Health Care Innovation and Value Initiative at the Engelberg Center for Health Care Reform at The Brookings Institution where he had been a senior fellow since 2006.  Dr. McClellan was also the administrator of the Centers for Medicare & Medicaid Services from 2004 until 2006 where he was responsible for administering the Medicare and Medicaid programs, including Medicare Part D, the prescription drug benefit program engendered by the Medicare Prescription Drug, Improvement, and Modernization Act.  Prior to that, he was the Commissioner of the U.S. Food and Drug Administration and also served in the White House as a Member of the President's Council of Economic Advisers.
“Mark’s combination of health care industry and economic expertise will strongly support Cigna’s efforts to drive health care affordability and quality, as we continue to innovate and deliver differentiated value for our customers, clients and communities — in alignment with health care providers,” said David M. Cordani, Cigna President and Chief Executive Officer.
“Mark joins Cigna’s board with a well-earned reputation for bi-partisan engagement and a proven commitment to helping improve the health care system, which are essential qualities for the dynamic environment in which Cigna operates,” said Isaiah Harris, Jr., Cigna Chairman of the Board.
About Cigna
Cigna Corporation (NYSE: CI) is a global health service company dedicated to helping people improve their health, well-being and sense of security. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Cigna Health and Life Insurance Company, Connecticut General Life Insurance Company, Life Insurance Company of North America, Cigna Life Insurance Company of New York, or their affiliates. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products including group life, accident and disability insurance. Cigna maintains sales capability in over 30 countries and jurisdictions, and has more than 95 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com. For more information about Cigna's proposed acquisition of Express Scripts, please visit www.advancinghealthcare.com.

Cigna

FORWARD LOOKING STATEMENTS
Information included or incorporated by reference in this communication, and information which may be contained in other filings with the Securities and Exchange Commission (the “SEC”) and press releases or other public statements, contains or may contain forward-looking statements. These forward-looking statements include, among other things, statements of plans, objectives, expectations (financial or otherwise) or intentions.
Forward-looking statements, including as they relate to Express Scripts (“Express Scripts”) or Cigna (“Cigna”), the management of either such company or the transaction, involve risks and uncertainties. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Express Scripts and Cigna do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Any number of factors could cause actual results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the risks associated with the following:
•
the inability of Express Scripts and Cigna to obtain stockholder or regulatory approvals required for the merger or the requirement to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals;

•	the possibility that the anticipated benefits from the merger cannot be realized in full, or at all or may take longer to realize than expected;
•	a longer time than anticipated to consummate the proposed merger;
•	problems regarding the successful integration of the businesses of Express Scripts and Cigna;
•	unexpected costs regarding the proposed merger;
•	diversion of management’s attention from ongoing business operations and opportunities;
•	potential litigation associated with the proposed merger;
•	the ability to retain key personnel;
•	the availability of financing;
•	effects on the businesses as a result of uncertainty surrounding the proposed merger; and
•	the industry may be subject to future risks that are described in SEC reports filed by Express Scripts and Cigna.
You should carefully consider these and other relevant factors, including those risk factors in this communication and other risks and uncertainties that affect the businesses of Express Scripts and Cigna described in their respective filings with the SEC, when reviewing any forward-looking statement. These factors are noted for investors as permitted under the Private Securities Litigation Reform Act of 1995. Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider either foregoing lists, or the risks identified in SEC filings, to be a complete discussion of all potential risks or uncertainties.
IMPORTANT INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In connection with the proposed transaction, on May 16, 2018, the newly formed company which will become the holding company following the transaction (“Holdco”) filed with the SEC a preliminary registration statement on Form S-4, which was amended on June 20, 2018.  The registration statement on Form S-4 includes a joint proxy statement of Cigna and Express Scripts that also constitutes a prospectus of Holdco. These materials are not final and may be further amended.  Cigna and Express Scripts also plan to file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the registration statement or the joint proxy statement/prospectus or any other document which Cigna, Express Scripts or Holdco may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the preliminary registration statement on Form S-4, as amended on June 20, 2018,  and the definitive joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Holdco, Cigna and Express Scripts with the SEC at the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by Cigna will be available free of charge on Cigna’s website at www.Cigna.com or by contacting Cigna’s Investor Relations Department at (215) 761-4198. Copies of documents filed with the SEC by Express Scripts will be available free of charge on Express Scripts’ website at www.express-scripts.com or by contacting Express Scripts’ Investor Relations Department at (314) 810-3115.

Cigna

PARTICIPANTS IN THE SOLICITATION
Cigna (and, in some instances, Holdco) and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Cigna (and, in some instances, Holdco) in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 28, 2018, and its definitive proxy statement for its 2018 Annual Meeting, which was filed with the SEC on March 16, 2018. Investors may obtain information regarding the names, affiliations and interests of Express Scripts’ directors and executive officers in Express Scripts’ Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 27, 2018, and its proxy statement for its 2018 Annual Meeting, which was filed with the SEC on March 29, 2018. You may obtain free copies of these documents at the SEC’s website at www.sec.gov, at Cigna’s website at www.Cigna.com or by contacting Cigna’s Investor Relations Department at (215) 761-4198. Copies of documents filed with the SEC by Express Scripts will be available free of charge on Express Scripts’ website at www.express-scripts.com or by contacting Express Scripts’ Investor Relations Department at (314) 810-3115. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction if and when they become available. Investors should read the joint proxy statement/prospectus carefully and in its entirety when it becomes available before making any voting or investment decisions.
NO OFFER OR SOLICITATION
This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

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